Exhibit 10.6
ADVANCED BIOENERGY, LLC
Award Agreement for Unit Appreciation Right
With Tandem Nonqualified Unit Option
     Advanced BioEnergy, LLC (the “Company”) hereby grants to you, the Grantee named below, a Unit Appreciation Right (the “UAR”) with a tandem option (the “Option”) to acquire Units (ownership interests in the Company as defined in the Company’s Third Amended and Restated Operating Agreement, as it may be amended from time to time (the “LLC Agreement”)). The tandem award of the UAR and the Option is referred to as the “Award,” and covers the number of Units set forth below. The terms and conditions of the Award are set forth in this Agreement, consisting of this cover page and the Award Terms and Conditions on the following pages.

Name of Grantee:	Richard Peterson

No. of Units Subject to Award: 150,000	Date of Grant: May 11, 2011

Expiration Date:	May 10, 2021
Exercise Price Schedule:

	Number of Units in Tranche	Exercise Price Per Unit in Tranche
Tranche A	50,000	$1.50
Tranche B	50,000	$3.00
Tranche C	50,000	$4.50
Vesting Schedule

Number of Units as to Which
Dates	Award Becomes Vested
May 11, 2012	30,000
May 11, 2013	30,000
May 11, 2014	30,000
May 11, 2015	30,000
May 11, 2016	30,000
Of the 30,000 Units as to which the Award vests on each Scheduled Vesting Date, 10,000 Units come from each Exercise Price Tranche.
     By signing below, you agree to all of the terms and conditions contained in this Agreement. You acknowledge that you have reviewed this document and that it sets forth the entire agreement between you and the Company regarding your rights with respect to the Award.

GRANTEE:	ADVANCED BIOENERGY, LLC

/s/ Richard Peterson	By: /s/ John Lovegrove

Title: Chairman of the Board

Advanced BioEnergy, LLC
Award Agreement for Unit Appreciation Right
With Tandem Nonqualified Unit Option ment
Award Terms and Conditions1
1.	Nature of Award. Exercise of the UAR in accordance with this Agreement entitles you to receive the difference between the Exercise Value (as defined in Section 19(f)) of each Unit as to which the Award is then being exercised and the applicable Exercise Price of such Unit as set forth in the Exercise Price Schedule. This difference is referred to in this Agreement as the “Appreciation Amount.” Exercise of the Option entitles you to purchase the number of Units as to which the Option is being exercised at the applicable Exercise Price per Unit specified in the Exercise Price Schedule. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code (the “Code”). You may exercise some or all of the vested portion of this Award as either a UAR or Option under the circumstances specified below, but not as both. Exercising any portion of the Award as a UAR automatically cancels the corresponding Option as to the same number of Units, and exercising any portion of the Award as an Option automatically cancels the corresponding UAR as to the same number of Units.

2.	Vesting of Award. This Award will vest as to the number of Units and on the dates specified in the Vesting Schedule, so long as your employment with the Company and its Affiliates does not end. The Vesting Schedule is cumulative. If, however, your employment terminates due to your death or Disability during the term of the Award, the next installment of the Award that is scheduled to vest after the date of such termination of employment will immediately vest upon such termination of employment. Accelerated vesting of the Award may also occur under the circumstances described in Section 12 below. After giving effect to any accelerated vesting as provided in this Section 2 or in Section 12, the unvested portion of this Award will be immediately forfeited upon your termination of employment.

3.	Exercisability of Award as a UAR. To the extent the Award has vested and has not yet expired or been terminated, you may exercise the Award as a UAR only under the following circumstances and at the following times:
(a)	During the 30 day period immediately following a Change in Control (but a notice of exercise as contemplated by Section 7 may be provided prior to such Change in Control, to be effective upon such Change in Control);

(b)	At any time during the term of the Award when the Units are Publicly Traded; or

(c)	If the Units are then Publicly Traded, during the following periods of time following the termination of your employment with the Company and its Affiliates other than for Cause:
(1)	For one year after termination of your employment due to death or Disability; or

[1]	Each capitalized term used in this Agreement that is not defined when first used shall have the meaning specified in Section 19 or in the Second Amended and Restated Employment Agreement, as applicable.

(2)	For three months following your termination of employment for any reason other than death, Disability or Cause.
4.	Exercisability of Award as an Option. To the extent the Award has vested and has not yet expired or been terminated, and if the Units are not then Publicly Traded, you may exercise the Award as an Option only during the following periods of time following the termination of your employment with the Company and its Affiliates other than for Cause:
(a)	For one year after termination of your employment due to death or Disability; or

(b)	For three months following your termination of employment for any reason other than death, Disability or Cause.
5.	Continued Employment Requirement. Except as otherwise provided in Sections 3(c), 4 or 12, this Award may be exercised only while you continue to be employed by the Company or any of its Affiliates, and only if you have been continuously so employed since the Date of Grant.

6.	Expiration. This Award will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:
(a)	The Expiration Date;

(b)	Upon your termination of employment with the Company for Cause;

(c)	Upon the expiration of any applicable period specified in Section 3(c), 4 or 12(c) during which this Award may be exercised after termination of your employment; or

(d)	The date of termination of this Award pursuant to Section 12(b).
7.	Exercise of Award as UAR. The vested portion of this Award may be exercised as a UAR at the times and under the circumstances set forth in Section 3 by delivering a written notice of exercise, in the form attached to this Agreement as Attachment 1, to the Company at its principal executive office (or to the Company’s designated agent for such purpose), and by providing for payment of any related withholding taxes. The notice shall state the number of Units as to which the UAR is being exercised, and shall be signed by the person exercising the UAR. If you are not the person exercising the UAR, the person submitting the notice also must submit appropriate proof of his/her right to exercise the UAR.

8.	Settlement of UAR Following Exercise. The per Unit Appreciation Amount payable in connection with an exercise of the UAR under this Agreement is calculated by subtracting the Exercise Price for each Unit as to which the UAR is being exercised from the Exercise Value of that Unit as of the applicable exercise date. The aggregate Appreciation Amount payable in connection with such an exercise (the “Aggregate Appreciation Amount”) is the sum of all the applicable per Unit Appreciation Amounts. With respect to a UAR exercise pursuant to Section 3(b) or 3(c), payment of the Aggregate Appreciation Amount (net of applicable withholding taxes) shall be made as soon as reasonably practicable after the Company receives the notice of exercise as provided in Section 7, and shall be made in cash, Units or some combination of the two in the Committee’s discretion. With respect to a UAR exercise pursuant to Section 3(a), payment of the Aggregate Appreciation Amount shall be made as provided in Section 12(d).

9.	Exercise of Award as Option. The vested portion of this Award may be exercised as an Option under the circumstance and during the periods specified in Section 4 by delivering a written notice of exercise, in the form attached to this Agreement as Attachment 2, to the Company at its principal executive office (or to the Company’s designated agent for such purpose), and by providing for payment of the exercise price of the Units being acquired and any related withholding taxes in accordance with Section 11. The notice shall state the number of Units to be purchased, and shall be signed by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option. When you submit your notice of exercise, you must include payment in cash (including personal check, cashier’s check or money order) of the exercise price of the Units being purchased.

10.	Delivery of Units Upon Exercise of Option. As soon as practicable after the Company receives the notice and exercise price as provided in Section 9, and has determined that all conditions to exercise, including Sections 11 and 14 of this Agreement, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Units being purchased, as evidenced by issuance of a Unit certificate. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Units and all fees and expenses incurred by it in connection therewith.

11.	Withholding Taxes. You may not exercise this Award in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state or local withholding taxes that may be due as a result of the exercise of this Award. The Company shall have the right, and you hereby authorize the Company, to (i) withhold from any cash payment under this Award or from any other compensation or other amount owed to you an amount sufficient to cover any required withholding taxes related to the exercise of this Award, and (ii) require you or any other person receiving Units as a result of the exercise of this Award to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Units. You may satisfy some or all of such withholding tax obligations (up to your minimum required tax withholding rate) by surrendering to the Company Units you already own or by having the Company retain a portion of the Units being acquired upon exercise of the Award. Any Units surrendered to or retained by the Company in satisfaction of tax withholding obligations shall be valued in the same manner as used in computing the withholding taxes under applicable laws.

12.	Effect of Change in Control. In the event of a Change in Control during the term of this Award:
(a)	If the Company is not the surviving or successor entity, then the surviving or successor entity (or its parent entity) may assume or replace the Award (with such adjustments as may be required or permitted by Section 18), subject to Section 12(c) below. If the Company is the surviving entity, this Award shall continue in accordance with its terms, subject to Section 12(c). For purposes of this Section 12(a), the Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Section 409A, either (i) the contractual obligations represented by this Agreement are expressly assumed by the surviving or successor entity (or its parent entity) with appropriate adjustments to the number and type of securities subject to the Award and the Exercise Price thereof that preserve the intrinsic value of the Award existing at the time of the Change in Control, or (ii) you have received a comparable equity-

based award that preserves the intrinsic value of the Award existing at the time of the Change in Control and is subject to terms and conditions, including those applicable to vesting and exercisability, that are substantially equivalent to those to which this Award is subject. To the extent the Award was vested prior to the Change in Control, it shall be exercisable as a UAR as provided in Section 3(a) notwithstanding the continuation, assumption or replacement of the Award.

(b)	If the Company is not the surviving or successor entity, and if this Award is not assumed or replaced in connection with a Change in Control, then the Award shall become fully vested and fully exercisable as a UAR for the period of time provided in Section 3(a), and shall terminate at the end of such period of exercisability.

(c)	If the Company is the surviving entity in a Change in Control, or if the Award is assumed or replaced under the circumstances described in Section 12(a), and if within two years after the Change in Control you experience an involuntary termination of employment for reasons other than Cause or you terminate your employment for Good Reason, then the Award shall immediately become fully vested and fully exercisable in accordance with its terms and shall remain exercisable for three months following your termination of employment.

(d)	If and to the extent this Award is exercised as a UAR in accordance with Section 3(a) under the circumstances specified in either Section 12(a) or Section 12(b), payment of the Aggregate Appreciation Amount shall be made to you using the same form(s) of consideration provided to Unit holders generally in connection with the Change in Control transaction, provided that (i) the Committee may, to the extent that the consideration provided to Unit holders generally is other than cash, provide for the payment of some or all of the corresponding portion of the Aggregate Appreciation Amount in cash, and (ii) to the extent the consideration provided to Unit holders generally is other than cash or readily tradable securities, payment shall be made in cash of a portion of the Aggregate Appreciation Amount equal to your required withholding taxes in connection with the UAR exercise. Payment of any amount under this Section 12(d) shall be made on the same schedule and subject to the same terms, including subjecting such payment to escrow or holdback terms, as are applicable to payments of the Change in Control consideration to the Company’s Unit holders generally.

(e)	If and to the extent this Award is exercised pursuant to Section 12(c), it shall be exercisable as a UAR consistent with Section 3(c)(2) if the Units or other underlying securities are then Publicly Traded, and exercisable as an Option consistent with Section 4(b) if the Units or other underlying securities are not then Publicly Traded.
13.	Forfeiture Conditions. If your employment with the Company and its Affiliates is terminated for Cause, or if you breach any non-competition, non-solicitation or confidentiality restrictions applicable to you, then (i) any unexercised portion of this Award shall be forfeited, and (ii) any Units issued upon exercise of the Option or UAR or other payments made upon exercise of the UAR within a period of [12] months prior to such termination or breach or at any time thereafter shall be forfeited and returned to the Company.
14.	Compliance with Laws. This Award may be exercised only if the issuance of Units upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws.

15.	Transfer of Award. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Award except in the case of a transfer described below. You may not assign or transfer this Award except (i) for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with such procedures as the Committee may specify, or (ii) with the prior written approval of the Company, by gift to a permitted transferee as specified in Section 9.2(a)(ii) of the LLC Agreement. The Award as held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer and may be exercised by such transferee only as and to the extent that the Award becomes exercisable under this Agreement and has not terminated in accordance with the provisions of this Agreement.

16.	No Unit Holder Rights Before Exercise. Neither you nor any permitted transferee of this Award will have any of the rights of a Unit holder of the Company with respect to any Units subject to this Award until the issuance of the Units has been effected in accordance with the LLC Agreement and a certificate evidencing such Units have been issued. No adjustments shall be made for distributions or other rights if the applicable record or effective date occurs before your Units and the resulting certificate have been issued.

17.	Subject to LLC Agreement. You acknowledge that any Units issued to you pursuant to this Agreement and Award are subject to the Company’s Articles of Organization, as amended from time to time, and the Company’s LLC Agreement. You acknowledge and agree that you will become a party to the Company’s LLC Agreement, as currently in effect, if you are not already a party to that agreement. Subject to the provisions of the LLC Agreement, you will have all the rights of a member of the Company with respect to each Unit issued to you hereunder.

18.	Adjustment for Changes in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, unit dividend, unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the structure or Units of the Company, including any conversion by the Company into to a corporate form, the Committee (or if the Company does not survive any such transaction, the board of directors or an authorized committee of the board of directors of the surviving company) shall, without your consent, make such adjustments as it determines in its discretion to be appropriate as to the number and kind of securities subject to this Agreement and to the Award in order to prevent dilution or enlargement of your rights hereunder. Following any such adjustments, references in this Agreement to “Units” or “membership interests” shall, to the extent necessary, be deemed to refer to such other kind of securities.
19.	Definitions. In this Agreement, the following definitions will apply:

(a)	“Affiliate” means each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case, “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

(b)	“Cause” means (i) an act of dishonesty undertaken by you and intended to result in personal gain or enrichment of you or another at the expense of the Company or its Affiliates; (ii) unlawful conduct or gross misconduct by you, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company; (iii) your conviction of a felony, or your entry of a no contest or nolo contendre plea to a felony; (iv) your persistent failure to perform the material duties and responsibilities of your position with the Company or to meet reasonable performance objectives set by the Board from time to time, which failure is willful and deliberate on your part and has not been cured by you within fifteen (15) days after written notice thereof to you from the Company; (v) your willful and deliberate breach of your fiduciary obligations as an officer or director of the Company; or (vi) your material breach of any terms or conditions of this Agreement or any other agreement between you and Company which breach has not been cured by you within fifteen (15) days after written notice thereof to you from the Company.

For the purposes of this Section 19(b), no act or failure to act on your part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(c)	“Change in Control” means a change in control as defined in Appendix A to your Second Amended and Restated Employment Agreement dated as of May 11, 2011.

(d)	“Committee” means the Compensation Committee of the Board of Directors of the Company, or two or more non-employee directors of the Company designated by the Board to administer this Agreement.

(e)	“Disability” means the your inability to perform on a full-time basis the duties and responsibilities of your employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.

(f)	“Exercise Value” of a Unit means the value of the Unit as of the date of exercise of the UAR determined as follows:
(1)	If the UAR is being exercised pursuant to Section 3(a), the value of the Unit as of the date of exercise shall be equal to the fair market value per Unit, as determined by the Committee in good faith, of the consideration to be received by the Company or its Unit holders, as the case may be, in the applicable Change in Control transaction.

(2)	If the UAR is being exercised pursuant to Section 3(b) or 3(c), the value of the Unit as of the date of exercise will be the closing or last sale price of a Unit on the principal securities market on which the Units trade on the date of exercise, or if no sale of Units occurred on that date, on the next preceding date on which a sale of Units occurred, as reported by such source as the Committee deems reliable.
(g)	“Good Reason” means the occurrence of any of the following conditions without your consent, provided that you have first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter: (i) a material reduction in the your duties, responsibilities, or authority (except in connection with the termination of your employment for Cause); (ii) a material reduction in the duties, responsibilities, or authority of the person to whom you report; (iii) any reduction in your base salary or failure to pay you any base pay or bonus to which you are entitled; (iv) any material breach by the Company of its obligations under this Agreement or any other agreement with you; (v) requiring you to be principally based at any office or location more than 50 miles from Minneapolis, Minnesota (other than for normal travel in connection with your performance of the duties and responsibilities of your position with the Company); or (vi) the failure of the Company to assign this Agreement to a successor pursuant to Section 20(e), or failure of such successor to explicitly assume and agree to be bound by this Agreement.

(h)	“Publicly Traded” means at any time with respect to Units or other securities that the Units or other securities are then readily tradable on an established securities market for purposes of Treasury Regulation §1.409A-1(b)(5)(iv)(A).
20.	Miscellaneous.
(a)	Governing Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

(b)	Jurisdiction and Venue. The parties consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement.

(c)	Entire Agreement. This Agreement contains the entire agreement of the parties relating to the Award and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d)	Amendments. The Committee may unilaterally amend the terms of this Agreement, except that no such amendment may materially impair the your rights with respect to the Award without your prior written consent, unless such amendment is necessary to comply with applicable law.

(e)	Successors and Assigns. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns , and on the successors and assigns of the Company.

(f)	Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(g)	Severability. To the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(h)	Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 10201 Wayzata Boulevard, Suite 250, Minneapolis, Minnesota, 55305, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

(i)	Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.
By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

Attachment 1
NOTICE OF EXERCISE
Unit Appreciation Right
Subject to the terms and conditions of the Award Agreement for Unit Appreciation Rights dated May 11, 2011, I hereby elect to exercise the following Unit Appreciation Rights (“UAR”) and shall be entitled to receive the total Aggregate Appreciation Amount set forth below:

Employee to Complete			Company to Complete
		No. of	Exercise		Aggregate
	Exercise Price	UAR	Value Per	Appreciation	Appreciation
	Per Unit	Exercised	Unit	Amount Per Unit	Amount
Tranche A	$1.50		$	$	$

Tranche B	$3.00		$	$	$

Tranche C	$4.50		$	$	$

		Total Aggregate Appreciation Amount			$
If the Company is required to withhold any taxes in connection with the exercise of the option, I understand it is a condition to the exercise that I pay the applicable tax or make provisions that are reasonably satisfactory to the Company for the payment thereof. I hereby direct the Company to withhold any taxes required to be withheld as a result of the exercise of the Unit Appreciation Right from the Total Aggregate Appreciation Amount due me.
     IN WITNESS WHEREOF, Richard Peterson executed this Notice of Exercise as of the date set forth below.

Richard Peterson

Date

Attachment 2
NOTICE OF EXERCISE
Unit Option
Subject to the terms and conditions of the Award Agreement for Unit Appreciation Rights with Tandem Nonqualified Unit Option dated May 11, 2011, I hereby elect to exercise the following option to purchase Units of the Company:

	Exercise Price Per	Number of Units	Aggregate Exercise
	Unit	Exercised	Price
Tranche A	$1.50

Tranche B	$3.00

Tranche C	$4.50

	Totals
I enclose payment of the Aggregate Exercise Price for the Units shown above in the amount of $                    . I am enclosing payment in the form of:                                         .
In purchasing the Units, I certify that:
     a. I am purchasing the Units for my own account and not for or on behalf of any other person.
     b. I am purchasing the Units for investment purposes and do not presently intend to resell or distribute the Units. I understand that I must bear the economic risk of investing in the Units for an indefinite period of time, even if my circumstances should change.
     c. I understand that there is currently no market for the Units and that the Units have not been registered under federal or state securities laws and may not be issued, sold or otherwise transferred unless they are registered or an exemption from registration is available.
     d. I understand that the Company is relying on the truth and accuracy of these statements in issuing and selling the Units to me.
     e. I have consulted with my tax advisor as to the consequences of exercise of the option on my taxable income.
     f. If the Company is required to withhold any taxes in connection with the exercise of the option, I understand it is a condition to the exercise that I pay the applicable tax or make provisions that are reasonably satisfactory to the Company for the payment thereof.

Tax Withholding
☐	I hereby direct the Company to pay any required withholding on my behalf and to withhold from the number of Units to be delivered to me pursuant to my exercise of the option, the number of whole Units the fair market value of which is equal to my minimum withholding obligation, and I will pay the difference in cash.

☐	I hereby deliver to the Company $ to satisfy my minimum tax withholding obligation. I am enclosing payment in the form of .
IN WITNESS WHEREOF, Richard Peterson executed this Notice of Exercise as of the date set forth below.

Richard Peterson

Date